                                                                    EXHIBIT 99.1

                                                              NEWS RELEASE


SAN JUAN BASIN ROYALTY TRUST
ANNOUNCES 2003 CAPITAL PLAN AND
REVISION TO 2002 CAPITAL PLAN


         FORT WORTH, Texas, February 10, 2003 - TexasBank (the "Trustee") as Trustee of the San Juan Basin Royalty Trust (the "Trust"), today announced the capital project plan for 2003 as delivered to it by Burlington Resources Oil & Gas Company LP ("Burlington"). Capital expenditures for 2003 for properties subject to the Trust's royalty interest are estimated to be $14.1 million. Forty-three percent of the planned expenditures will be on Fruitland Coal projects with the remainder being spent on conventional projects.

         The principal asset of the Trust consists of a seventy-five (75%) net overriding royalty interest carved out of certain oil and gas leasehold and royalty interests now owned by Burlington in properties located in the San Juan Basin and more particularly in San Juan, Rio Arriba and Sandoval counties of northwestern New Mexico (the "Underlying Properties"). Burlington is the operator of the majority of the Underlying Properties.

         Additionally, the Trustee announced that Burlington has revised its 2002 capital budget estimate for the Underlying Properties upward from $12.4 million to $19 million. Capital expenditures of approximately $11.4 million for 2002 budgeted projects were used in calculating distributable income in calendar year 2002, and approximately $2.6 million in capital expenditures was used in calculating distributions for January of 2003. Therefore, an additional approximately $5 million in capital expenditures for 2002 projects remains to be spent.

         Burlington's capital expenditures for the Underlying Properties for 2002 covered 339 projects, including the drilling of 41 new wells operated by Burlington as well as 12 other wells operated by third parties. New drilling activity was at an aggregate cost of approximately $6.5 million. The balance of the expenditures were attributable to the workover of existing wells and the maintenance and improvement of production facilities.

         The aggregate capital expenditures reported by Burlington in calculating distributable income for 2002 include approximately $10.1 million attributable to the capital budgets for prior years. This occurs because projects within a given year's budget may extend into subsequent years, with capital expenditures attributable to those projects used in calculating distributable income to the Trust in those subsequent years. Further, Burlington's accounting period for capital expenditures runs through November 30 of each calendar year, such that capital expenditures incurred in December of each year are actually accounted for as part of the following year's capital expenditures. Also, for wells not operated by Burlington, Burlington's share of capital expenditures may not actually be paid by it until the year or years after those expenses were incurred by the operator.

         For 2003, Burlington's announced plan for the Underlying Properties includes 351 projects at an aggregate cost of $14.1 million. Approximately $10.5 million of that budget is allocable to new wells, with approximately 41% of those wells projected to be drilled to formations producing coal seam gas as distinguished from conventional gas. Burlington reports that based on its actual capital requirements, its mix of projects and swings in the price of natural gas, the actual capital expenditures for 2003 could range from $10 million to $22 million.

         In August 2002, the New Mexico Oil Conservation Division approved reduced, 160-acre spacing in selected portions of the Fruitland Coal formation. Burlington has indicated that, principally as a result of that decision, its budget for 2003 reflects a focus on the Fruitland Coal formation.

Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust's reports and other filings with the Securities and Exchange Commission.


Contact:     Lee Ann Anderson, Vice President & Trust Officer
             Kaye Wilke, Investor Relations, toll-free: (866) 809-4553

             Phone: (817) 735-0938
             Fax:   (817) 735-0936
             Website: www.sjbrt.com
             e-mail:  sjt@texasbank.com
             NYSE Ticker Symbol: SJT